EXHIBIT 99.B5-18
                                 EXHIBIT (D)(19)

                       SUB-ADVISORY AGREEMENT ON BEHALF OF

                               WRL SALOMON ALL CAP

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                         WRL INVESTMENT MANAGEMENT, INC.

                                       AND

                     SALOMON BROTHERS ASSET MANAGEMENT, INC.

         Agreement dated and effective as of May 1, 1999, between WRL Investment Management, Inc., a Florida corporation (the "Adviser") and Salomon Brothers Asset Management, Inc., a Delaware corporation (the "Sub-Adviser").

         WHEREAS, the Adviser has entered into an Advisory Agreement (the "Advisory Agreement") dated January 1, 1997, with WRL Series Fund, Inc. (the "Fund"), a Maryland Corporation registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of WRL Salomon All Cap (the "Portfolio") of WRL pursuant to which the Adviser provides investment advisory services to the Fund;

         WHEREAS, the Adviser has the authority to delegate its investment advisory responsibilities under the Advisory Agreement to one or more sub-advisers;

         WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services to the Portfolio;

         NOW THEREFORE, in consideration of the mutual agreements herein made, the Adviser and the Sub-Adviser agree as follows:

         1. (a) The Adviser employs the Sub-Adviser, subject to the direction and control of the directors of the Fund, including without limitation any approval of the directors of the Fund required by the 1940 Act, to (a) make, in consultation with the Adviser and the Fund's Board of Directors, investment strategy decisions for the Portfolio, (b) manage the investing and reinvesting of the Portfolio's assets and (c) place purchase and sale orders on behalf of the Portfolio.

              (b)  At the Adviser's request, the Sub-Adviser agrees:

                  (1) to cause its officers to attend meetings of the Fund's Board and furnish oral or written reports, as the Adviser may reasonably require, in order to keep the Adviser and its officers and the Directors of the Fund and appropriate officers of the Fund fully informed as to the condition of the investments of the Portfolio and the investment considerations which have given rise to those recommendations; and

                  (2) to furnish such statistical and analytical information and reports as may reasonably be required by the Adviser from time to time.

         2. (a) The adviser shall provide (or cause the Fund's custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the Portfolio, cash requirements and cash available for investment in the Portfolio, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

              (b) The Adviser agrees to furnish the Sub-Adviser with minutes of meetings of the Board of Directors of the Fund applicable to the Portfolio to the extent they may affect the duties of the Sub-Adviser, and with copies of any financial statements or reports made by the Portfolio to its shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

         3. (a) The Sub-Adviser shall, at its expense, provide office space, office facilities and personnel reasonably necessary for performance of the services to be provided by the Sub-Adviser pursuant to this Agreement.

              (b) Except as provided in subparagraph 3(a) hereof, the Sub-Advisor shall not be responsible for the Portfolio's expenses and liabilities, including organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of the Sub-Adviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund's custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the Securities and Exchange Commission (the "SEC"); expenses of registering or qualifying securities of the Portfolio for sale in the various states; freight and other charges in connection with the shipment of the Portfolio's portfolio securities; fees and expenses of non-interested Directors; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.

         4. The Sub-Adviser shall make investments for the Portfolio's account in accordance with the investment objectives, policies and limitations set forth in the Fund's Articles of Incorporation as amended from time to time (the "Articles"), the Registration Statement, as in effect from time to time (the "Registration Statement"), filed with the SEC by the Fund under the 1940 Act and the Securities Act of 1933, as amended, the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and supplemented from time to time, relating to regulated investment companies, Section B17(h) of the Code and regulations thereunder, and policy decisions adopted by the Fund's Board of Directors from time to time. Copies of any amendments to the documents referred to in the preceding sentence shall be promptly furnished to the Sub-Adviser. The Sub-Adviser shall advise the Fund's officers and Board of Directors, at such time as the Fund's Board of Directors may specify, of investments made for the Portfolio's account and shall, when requested by the WRL officers or Board of Directors, supply the reasons for making such investments.

         5. Subject to applicable laws, the Sub-Adviser may contract with or consult with such banks, other securities firms, brokers or other parties, without additional expense to the Portfolio, as it may deem appropriate regarding investment advice, research and statistical data, clerical assistance or otherwise.

         6. Subject to applicable laws and any procedures adopted by the Fund's Board of Directors, the Sub-Adviser is authorized on behalf of the Portfolio, from time to time when deemed to be in the best interests of the Portfolio and to the extent permitted by applicable law, to purchase and/or sell securities in which the Sub-Adviser or any of their affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Sub-Adviser is further authorized, to the extent permitted by applicable law and any procedures adopted by the Fund's Board of Directors, to select brokers (including Salomon Brothers Inc or any other brokers affiliated with the Sub-Adviser) for the execution of trades for the Portfolio.

         7. Subect to and in accordance with the Advisory Agreement, and consistent with the Sub-Adviser's duty to seek to obtain quality execution at favorable security prices (best price and execution) the Sub-Adviser is authorized, for the purchase and sale of the Portfolio's portfolio securities, to employ such dealers and brokers as may, in the judgment of the Sub-Adviser, implement the policy of the Portfolio to obtain the best results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Subject to and in accordance with the Advisory Agreement, and consistent with this policy, the Sub-Adviser is authorized to direct the execution of the Portfolio's portfolio transactions to dealers and brokers furnishing statistical information or research, as such is defined in Section 28(e) of the Securities Exchange Act of 1934, deemed by the Sub-Adviser to be useful or valuable to the performance of its investment advisory functions for the Portfolio. Information so received will be in addition to and not in lieu of the services required to be performed by the Sub-Adviser. It is understood that the expenses of the Sub-Adviser will not necessarily be reduced as a result of the receipt of such information or research. The Sub-Adviser may use for the benefit of the Sub-Adviser's other clients, or make available to companies affiliated with the Sub-Adviser or to its directors for the benefit of its clients, any such information or research services that the Sub-Adviser received from brokers or dealers.

         8. To compensate the Sub-Adviser for its services provided, and the expenses assumed under this Agreement, by (i) the payment of a monthly fee as set forth on Schedule A attached to this Agreement, as it may be amended from time to time in accordance with Section 11 below. (The fees payable to Pilgrim Baxter with respect to the WRL Pilgrim Baxter Mid Cap Growth portfolio will be based upon the average daily net assets, on a combined basis, of both the IDEX Pilgrim Baxter Mid Cap Growth fund and the WRL Pilgrim Baxter Mid Cap Growth portfolio.) If the fee payable to the Sub-Adviser pursuant to this paragraph 8 begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Portfolio's net assets shall be computed at the time and in the manner specified in the Registration Statement.

         9. The Sub-Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Adviser Act of 1940, as amended, and any applicable state laws, and the Sub-Adviser agrees to maintain effective all requisite registations, authorizations and licenses, as the case may be, until termination of this Agreement.

         10. The Sub-Adviser shall exercise its best judgment in rendering the services in accordance with the terms of this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Portfolio in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Portfolio or its shareholders, or the Adviser, to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling conduct"). The adviser will indemnify the Sub-Adviser against, and hold harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Adviser. The Sub-Adviser shall be entitled to advances from the Adviser for payment of reasonable expenses incurred in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law.

         11. This Agreement may be amended with respect to the Portfolio only with the approval by the affirmative vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940
Act) of the Portfolio and the approval by the vote of a majority of the Fund's Directors, including a majority of Directors who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment, unless otherwise permitted in accordance with the 1940 Act. or per the terms of the exemptive order - Rel. 23379 dated August 5, 1998 - under section 6(c) of the 1940 Act granting an exemption from section 15(a) of the Act and Rule 18f-2 under the Act.

         12. This Agreement shall become effective as of the date of its execution and continue in effect for an initial term ending April 30, 2001, and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Portfolio's outstanding voting securities (as defined in the 1940 Act) or by the Fund's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Fund's Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party or per the terms of the exemptive relief - Release No. 23379 dated August 5, 1998 - under section 6(c) of the 1940 Act granting an exemption from Section 15(a) of the 1940 Act and Rule 18f-2 under the 1940 Act. This Agreement may be terminated at any time, without the payment of any penalty, by (i) the Board, or by a vote of the majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Sub-Adviser or (ii) by the Sub-Adviser on 60 days' written notice to the Adviser or (iii) by the Adviser on 60 days' written notice to the Sub-Adviser. Subject to the terms of any exemptive obtained by the Fund, this Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

         13. Nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association. Nothing herein shall be construed as constituting the Sub-Adviser an agent of the Adviser or the Fund.

         14. This Agreement shall be governed by the laws of the State of New York; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

         15. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.

               If to the Sub-Adviser:

                  Salomon Brothers Asset Mangement Inc
                  Seven World Trade Center
                  New York, New York  10048

                  Tel:   (212) 783-7000
                  Fax:  (212) 783-4765
                  Attn:    ____________________

               If to the Adviser:

                  WRL Investment Management, Inc.
                  570 Carillon Parkway
                  St. Petersburg, Florida 33716

                  Tel:     (727) 299-1800
                  Fax:    (727) 299-1641
                  Attn:   Thomas E. Pierpan, Esq.

                           Associate General Counsel

or to such other address as to which the recipient shall have informed the other party in writing.

         Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile is sent or mail.

         15. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

         WRL Investment Management, Inc.

         By                                                   Date

         Name:   JOHN R. KENNEY

         Title:  CHAIRMAN, DIRECTOR & PRESIDENT

         Salomon Brothers Asset Management, Inc.

         By                                                   Date

         Name:

         Title:

Sub-Advisory Agreement
                                   SCHEDULE A

----------------------------------------- --------------------------------------- --------------------------
                PORTFOLIO                   ANNUAL PERCENTAGE OF MONTHLY AVERAGE       TERMINATION DATE
                                                      DAILY NET ASSETS
------------------------------------------ --------------------------------------- --------------------------
           WRL SALOMON ALL CAP             0.30% of the first $20 million of the        April 30, 2001
                                           Portfolio's average daily net assets;
                                            0.50% of the next $20 - $100 million
                                              of average daily net assets; and

                                             0.40% of average daily net assets
                                                     over $100 million*
------------------------------------------ --------------------------------------- --------------------------

*The fees payable for this portfolio will be based upon the average daily net assets, on a combined basis, for both the WRL Salomon All Cap portfolio and the IDEX Salomon All Cap fund.